UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2022

Zendesk, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36456	26-4411091
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

989 Market Street
San Francisco, California 94103
(Address of principal executive offices)
(Zip Code)

(415) 418-7506
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.          Other Events.

   As previously disclosed, on June 24, 2022, Zendesk, Inc. (the “Company” or “Zendesk”) entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Zoro BidCo, Inc., a Delaware corporation (“Parent”), and Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

  In connection with the proposed Merger, Zendesk filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on July 25, 2022 and a definitive proxy statement on August 8, 2022 (the “proxy statement”), which Zendesk first mailed to its stockholders on or about August 8, 2022.

 Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K, nine lawsuits challenging the Merger have been filed (each, a “Lawsuit” and collectively, the “Lawsuits”).  Five Lawsuits, captioned Ryan O’Dell v. Zendesk, Inc. et al. (Case No. 1:22-cv-06418), Sarah Siah v. Zendesk, Inc. et al. (Case No. 1:22-cv-06611), Matthew Whitfield v. Zendesk, Inc. et al. (Case No. 1:22-cv-06631), Alex Ciccotelli v. Zendesk, Inc. et al. (Case No. 1:22-cv-06654) and Catherine Coffman v. Zendesk, Inc. et al. (Case No. 1:22-cv-07047), were filed in the United States District Court for the Southern District of New York; two Lawsuits, captioned Liam Butler v. Zendesk, Inc. et al. (Case No. 3:22-cv-04414) and Noam Fruchter v. Zendesk, Inc. et al. (Case No. 3:22-cv-04610), were filed in the United States District Court for the Northern District of California; one Lawsuit, captioned Richard Lawrence v. Zendesk, Inc. et al. (Case No. 1:22-cv-01089), was filed in the United States District Court for the District of Delaware; and one Lawsuit, captioned Joel Zalvin v. Zendesk, Inc. et al. (Index No. 156806/2022), was filed in the Supreme Court of the State of New York in the County of New York.  In addition, Zendesk received four demand letters from counsel representing individual stockholders of Zendesk (the “Demand Letters”).  Zendesk also received demand letters pursuant to Section 220 of the General Corporation Law of the State of Delaware seeking inspection of certain Zendesk books and records from counsel representing individual stockholders of Zendesk (the “220 Demand Letters” and together with the Demand Letters and the Lawsuits, the “Matters”).  The Matters allege, among other things, that the defendants filed or caused to be filed a materially false and misleading proxy statement with the SEC relating to the Merger in violation of Section 14(a) and Section 20(a) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder.

   Zendesk believes that the claims asserted in the Matters are without merit and supplemental disclosures are not required or necessary under applicable laws.  However, in order to avoid the risk that the Matters delay or otherwise adversely affect the Merger, and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Zendesk has agreed to supplement the proxy statement as described in this Current Report on Form 8-K.  Zendesk and the other named defendants deny that they have violated any laws or breached any duties to Zendesk’s stockholders.  Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.  To the contrary, Zendesk specifically denies all allegations in the Matters that any additional disclosure was or is required.

Supplemental Disclosures to Proxy Statement in Connection with the Matters

The additional disclosures (the “supplemental disclosures”) in this Current Report on Form 8-K supplement the disclosures contained in the proxy statement and should be read in conjunction with the disclosures contained in the proxy statement, which should be read in its entirety.  To the extent that information set forth in the supplemental disclosures differs from or updates information contained in the proxy statement, the information in this Current Report on Form 8-K shall supersede or supplement the information contained in the proxy statement.  All page references are to the proxy statement and terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the proxy statement.

1.
The following bolded language is added to the last sentence of the third full paragraph on page 30 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Background of the Merger”:

The non-disclosure agreements with nine of the potential counterparties (including and counting the members of the Consortium and their potential co-investors as one potential counterparty) included standstill provisions with don’t-ask-don’t-waive provisions, and none of the standstill provisions (including the don’t-ask-don’t-waive provisions) are currently in effect.

2.	The following bolded language is added to the fourth paragraph on page 31 of the proxy statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”:

 On or around April 12, 2022, a representative of the Consortium met with Mikkel Svane, the CEO of Zendesk, to discuss the potential transaction between the Consortium and Zendesk.  Mr. Svane and the representative of the Consortium discussed the potential transaction at a high level, as well as the experience and track record of members of the Consortium in the industry.

3.	The following bolded language is added to the sixth paragraph on page 33 of the proxy statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”:

Also on May 11, 2022, representatives of the Consortium and Mr. Svane met to discuss, among other things, Zendesk’s business and growth opportunities.  Mr. Svane and the representatives also discussed the advantages and disadvantages of operating Zendesk as a public company and the current challenging market environment.

4.	The following bolded language is added to the tenth paragraph on page 33 of the proxy statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”:

On May 16, 2022, to address Bidder 2’s concerns around Zendesk’s business momentum, Mr. Svane met with the CEO of Bidder 2 to discuss underlying trends driving Zendesk’s then current business momentum and implications for the long-term financial prospects of Zendesk’s business.  Among other things, Mr. Svane and the CEO of Bidder 2 discussed the challenges facing Zendesk in achieving its current operating plan as well as potential actions that might be taken to help improve Zendesk’s performance.

5.
The following bolded language is added to the second-to-last paragraph on page 37 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Background of the Merger”:

Following receipt of the June 17 Proposal and after consultation with members of the Board of Directors, representatives of Zendesk proposed a limited duration confidentiality agreement with JANA Partners to disclose to JANA Partners the June 17 Proposal in the context of settlement discussions with JANA Partners. JANA Partners agreed to enter into a limited duration confidentiality agreement on June 18, 2022.  No consideration was provided by Zendesk to JANA Partners in connection with the confidentiality agreement.

6.	The following bolded language is added to the second full paragraph on page 40 of the proxy statement in the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”:

Representatives of Wachtell Lipton then summarized the terms of the proposed merger agreement and financing documents compared to the terms previously reviewed, including a reverse termination fee of approximately 6% of Zendesk’s equity value payable by the Consortium under certain circumstances, the regulatory approvals that would be required in connection with the transaction and the obligations of the parties in the proposed transaction documents related to such regulatory efforts. Representatives of Wachtell Lipton also provided a summary of a proposed retention equity award and severance program to promote the retention of certain key employees during the pendency of a transaction. Following discussion, the members of the Board of Directors and the compensation committee of the Board of Directors approved the proposed compensation arrangements. After discussion, the Board of Directors directed representatives of Wachtell Lipton to discuss with JANA Partners the potential imminent entry by Zendesk into definitive agreements with respect to a sale of Zendesk and determine whether JANA Partners would be prepared to enter into an agreement to withdraw its nominations. The Board of Directors recessed the meeting and representatives of Wachtell Lipton contacted counsel for JANA Partners, who expressed JANA Partners’ willingness to agree, for no consideration, to withdraw its director nomination notice effective as of 5:00 p.m. on June 24, 2022 if Zendesk were to announce an agreement for a sale of Zendesk at the $77.50 per share cash price no later than the opening of market on June 24, 2022.

7.
The following bolded language is added to the third and fourth sub-bullets of the first bullet on page 48 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis”:

•	the cash and cash equivalents of Zendesk as of March 31, 2022, as provided by Zendesk management, which was $1,606 million;

•
the implied net present value of estimated federal tax savings due to its net operating losses and research and development tax credits for calendar years 2028 and beyond, discounted to present value using the same range of discount rates used in the first bullet above, which was between $115 million and $152 million depending on the discount rate used; and

8.
The following bolded language is added to the first sub-bullet of the second bullet on page 48 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis”:

•	the face value of Zendesk’s outstanding convertible debt as of March 31, 2022, as provided by Zendesk management, which was $1,299 million; and

9.
The following bolded column is added to the table on page 50 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Qatalyst Partners LP—Selected Transactions Analysis”:

Announcement Date	Target	Acquiror	Fully Diluted Enterprise Value ($B)	LTM Revenue Multiple	NTM Revenue Multiple
12/01/20	Slack Technologies, Inc.	Salesforce, Inc.	$28.8	37.4x	29.0x
03/20/18	MuleSoft, Inc.	Salesforce, Inc.	$6.5	21.8x	15.7x
04/11/22	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	$6.9	15.7x	13.3x
06/06/22	Anaplan, Inc.	Thoma Bravo, L.P.	$10.1	16.0x	12.8x*
10/15/18	SendGrid, Inc.	Twilio Inc.	$1.8	14.3x	11.5x
06/10/19	Tableau Software, Inc.	Salesforce, Inc.	$15.7	13.2x	10.9x
07/26/21	Medallia, Inc.	Thoma Bravo, L.P.	$6.4	13.0x	10.8x
09/18/14	Concur Technologies, Inc.	SAP SE	$8.3	12.6x	10.2x
04/26/21	Proofpoint, Inc.	Thoma Bravo, L.P.	$11.3	10.8x	9.4x
10/28/18	Red Hat, Inc.	International Business Machines Corporation	$33.6	10.8x	9.3x
07/28/16	NetSuite Inc.	Oracle Corporation	$9.4	11.8x	9.1x
06/01/16	Demandware, Inc.	Salesforce, Inc.	$2.8	11.2x	8.9x
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	$7.2	10.0x	8.8x
12/07/21	Mimecast Limited	Permira Holdings Limited	$5.5	10.0x	8.8x
12/03/11	SuccessFactors, Inc.	SAP SE	$3.5	10.9x	8.7x
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	$3.8	9.8x	8.4x
02/04/19	The Ultimate Software Group, Inc.	Investor Group led by Hellman & Friedman, LLC	$10.9	10.0x	8.4x
04/11/22	Datto Holding Corp.	Kaseya Inc. & Insight Partners, LLC	$6.0	9.7x	8.3x
01/29/18	Callidus Software Inc.	SAP SE	$2.4	9.8x	8.3x
12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	$10.2	9.1x	8.2x
12/17/17	Aconex Limited	Oracle Corporation	$1.2	9.4x	8.1x
05/22/12	Ariba, Inc.	SAP SE	$4.4	8.8x	7.8x
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes SE	$5.8	8.8x	7.5x
03/10/21	Talend S.A.	Thoma Bravo, L.P.	$2.4	8.5x	7.4x
11/11/18	Apptio Inc.	Vista Equity Partners Management, LLC	$1.8	8.1x	7.0x
12/20/13	Responsys, Inc.	Oracle Corporation	$1.6	8.1x	6.9x
12/24/18	MINDBODY, Inc.	Vista Equity Partners Management, LLC	$1.9	7.8x	6.7x
04/18/16	Cvent, Inc.	Vista Equity Partners Management, LLC	$1.5	8.0x	6.5x
06/04/13	ExactTarget, Inc.	Salesforce, Inc.	$2.6	7.9x	6.5x
12/04/19	Instructure Holdings, Inc.	Thoma Bravo, L.P.	$1.9	7.7x	6.5x
08/01/16	Fleetmatics Group PLC	Verizon Communications, Inc.	$2.4	7.6x	6.3x
10/24/11	RightNow Technologies, Inc.	Oracle Corporation	$1.6	7.4x	6.2x
05/31/16	Marketo, Inc.	Vista Equity Partners Management, LLC	$1.7	7.5x	5.9x
02/09/12	Taleo Corporation	Oracle Corporation	$1.9	6.3x	5.3x
10/23/17	BroadSoft, Inc.	Cisco Systems, Inc.	$1.9	5.3x	4.6x
06/15/15	DealerTrack Technologies, Inc.	Cox Automotive, Inc.	$4.6	4.9x	4.1x
05/18/16	inContact, Inc.	NICE Ltd.	$1.0	4.2x	3.6x
08/27/12	Kenexa Corporation	International Business Machines Corporation	$1.3	4.0x	3.3x
07/01/11	Blackboard Inc.	Providence Equity Partners L.L.C.	$1.8	3.7x	3.2x
11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	$0.9	2.6x	2.3x
	* Based on the total consideration payable by Thoma Bravo, L.P. for Anaplan, Inc. as of June 2022.

10.
The following bolded language is added to, and the bolded, crossed-out language is deleted from, pages 54 and 55 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis”:

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Zendesk. Using a mid-year discounting convention and discount rates ranging from 10.0% to 12.0%, reflecting estimates of Zendesk’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2022 (a) estimates of the unlevered free cash flows (excluding the impact of net operating losses), which are referred to as ‘‘UFCF,’’ for the second, third and fourth quarters of fiscal year 2022 and fiscal years 2023 through 2030 as reflected in the Forecasts, and (b) a range of illustrative terminal values for Zendesk, which were calculated by applying exit terminal year, next twelve months’, which we refer to as ‘‘NTM,’’ UFCF multiples ranging from 20.0x to 32.5x, to a terminal year NTM UFCF of $980 million, to be generated by Zendesk, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 5.0% to 8.9%).  Goldman Sachs derived the discount rates referenced above by application of the Capital Asset Pricing Model, which is referred to as “CAPM,” which requires certain company-specific inputs, including Zendesk’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Zendesk, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM UFCF multiple range for Zendesk was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, enterprise value over NTM UFCF as of June 23, 2022 of certain publicly traded companies, as described below in the section of this proxy statement entitled “—Selected Public Company Comparables.”

Goldman Sachs derived a range of illustrative enterprise values for Zendesk by adding the ranges of present values it derived as described in the immediately preceding paragraph. Goldman Sachs then added to the range of illustrative enterprise values it derived for Zendesk $307 million, the amount of net cash of Zendesk as of March 31, 2022, and the net present value of net operating losses as reflected in the Forecasts, in each case, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the range of illustrative equity values it derived by the corresponding number of fully diluted outstanding shares of Zendesk common stock, ~~calculated using the treasury stock method,~~ the range of which was 131 million to 132 million, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, calculated using the treasury stock method, to derive a range of illustrative present values per share of Zendesk common stock ranging from $66 to $116, rounded to the nearest dollar.

11.
The following bolded language is added to, and the bolded, crossed-out language is deleted from, the second full paragraph on page 55 in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—Illustrative Present Value of Future Share Price”:

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Zendesk common stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 through 2025. Goldman Sachs first calculated the implied enterprise value per share of Zendesk common stock as of December 31, for each of the fiscal years 2022 through 2024, by applying multiples of enterprise value to NTM revenue, which we refer to as “EV/NTM revenue” in this section of this proxy statement, of 4.5x to 8.0x to estimates of Zendesk’s revenue for each of the fiscal years 2023 to 2025.  These illustrative EV/NTM revenue multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Zendesk during the six-month, one-year, three-year and five-year periods ending June 23, 2022, as described below in the section of this proxy statement entitled ‘‘—Historical EV/NTM Trading Multiples.’’ Goldman Sachs then added the amount of Zendesk’s forecasted net cash of $457 million, $693 million and $1,022 million as of December 31 for each of the fiscal years 2022 ~~to~~, 2023 and 2024, respectively, each as provided by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for Zendesk.  Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Zendesk common stock for each of the fiscal years 2022 to 2024, calculated based on estimated annual dilution and 131 million, the number of fully diluted shares of Zendesk common stock estimated to be outstanding as of June 22, 2022, calculated using the treasury stock method, each as provided and approved by Zendesk management. Goldman Sachs then discounted the implied per share future equity values for the twelve-month periods ending on December 31, 2022, December 31, 2023 and December 31, 2024, respectively, back to March 31, 2022, using an illustrative discount rate of 10.9%, reflecting an estimate of Zendesk’s cost of equity.  Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zendesk common stock of $64 to $124, rounded to the nearest dollar.

12.
The following bolded column is added to the table on page 56 of the proxy statement in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—Selected Precedent Transactions Analysis”:

Announcement Date	Target	Acquiror	EV/NTM Revenue	Enterprise Value (in billions)
Apr 2022	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	13.3x	$7
Mar 2022	Anaplan, Inc.	Thoma Bravo, L.P.	13.9x*	$10
Jul 2021	Medallia, Inc.	Thoma Bravo, L.P.	10.8x	$6
Apr 2021	Nuance Communications, Inc.	Microsoft Corporation	14.2x	$20
Dec 2020	Slack Technologies, Inc.	Salesforce.com, inc.	29.2x	$28
Jun 2019	Tableau Software, Inc.	Salesforce.com, inc.	11.0x	$16
Feb 2019	The Ultimate Software Group, Inc.	Hellman & Friedman LLC	8.3x	$11
Dec 2018	MINDBODY, Inc.	Vista Equity Partners Management, LLC	6.7x	$2
Nov 2018	Qualtrics International Inc.	SAP SE	15.0x	$8
Nov 2018	Apptio, Inc.	Vista Equity Partners Management, LLC	7.1x	$2
Oct 2018	SendGrid, Inc.	Twilio Inc.	11.5x	$2
Oct 2018	Red Hat, Inc.	International Business Machines Corporation	9.4x	$34
Oct 2018	Hortonworks, Inc.	Cloudera, Inc.	5.3x	$2
Jun 2018	Adaptive Insights, Inc.	Workday, Inc.	10.9x	$2
Mar 2018	MuleSoft, Inc.	Salesforce.com, inc.	15.7x	$6
Jan 2018	Callidus Software Inc.	SAP SE	8.3x	$2
Jul 2016	NetSuite Inc.	Oracle Corporation	9.2x	$9
Jun 2016	Demandware, Inc.	Salesforce.com, inc.	8.9x	$3
Jun 2016	LinkedIn Corporation	Microsoft Corporation	6.8x	$26
May 2016	Marketo, Inc.	Vista Equity Partners Management, LLC	5.9x	$2
Apr 2016	Textura Corporation	Oracle Corporation	6.1x	$1
Median 25th Percentile 75th Percentile			9.4x 7.0x 13.6x	N/A

13.
The following bolded language is added to the first sentence of the first full paragraph on page 57 in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—Precedent M&A Premia”:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 19 ~~all-cash~~ acquisition transactions announced during the time period from April 2016 through June 2022 involving a public company in the software industry as the target where the disclosed enterprise values for the transaction were greater than $1 billion.

14.	The following bolded language is added to the last paragraph on page 60 in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—General”:

Goldman Sachs has also provided certain financial advisory and/or underwriting services to Permira and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Permira Advisers (UK), an affiliate of Permira, with respect to its acquisition of a majority stake in Golden Goose in June 2020; as joint bookrunner with respect to the initial public offering by Allegro.eu, a portfolio company of Permira, of 187,826,087 of its ordinary shares in September 2020 and the public offering of 76,500,000 of its ordinary shares in March 2021; as lead left bookrunner with respect to the issuance by Lowell Financial Ltd., a portfolio company of Permira, of EUR/GBP high yield bonds (aggregate principal amount of £400,000,000 plus €1,340,000,000) in October 2020; as joint bookrunner with respect to the initial public offering by Dr. Martens plc, a portfolio company of Permira, of 350,000,000 of its ordinary shares in January 2021; as bookrunner with respect to the sale by Permira of 12,000,000 shares of TeamViewer AG, a portfolio company of Permira, in February 2021; as bookrunner with respect to the public offering by Golden Goose, a portfolio company of Permira, of its Senior Secured Notes due 2027 (aggregate principal amount of €480,000,000) in May 2021; as bookrunner with respect to the initial public offering by Clearwater Analytics Holdings, Inc., a portfolio company of Permira, of 34,500,000 of its Class A common stock in September 2021; as bookrunner with respect to the initial public offering by Informatica Inc., a portfolio company of Permira, of 33,350,000 of its Class A common stock in October 2021; as bookrunner with respect to the issuance by Permira Advisors LLP, an affiliate of Permira, of bonds (aggregate principal amount of $850,000,000) in May 2022; and as financial advisor to Permira Advisers (HK), an affiliate of Permira, with respect to its sale of Tricor Holdings Limited in June 2022. During the two-year period ended June 24, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Permira and/or its affiliates of approximately $133 million.

15.
The following bolded language is added to, and the bolded, crossed-out language is deleted from, the second full paragraph on page 61 in the section entitled “Proposal 1:  Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC—General”:

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Zendesk, Parent, Permira, H&F and their respective affiliates and/or, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. ~~Affiliates of Goldman Sachs also may have co-invested with Permira, H&F and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Permira and H&F from time to time and may do so in the future.~~Certain funds managed by Goldman Sachs Asset Management (which we refer to as “GSAM”), which are almost entirely for the benefit of third-party investors, have invested in limited partnership units of affiliates of Permira and H&F that are not participating in the transaction, and affiliates of Goldman Sachs may do so in the future. In addition, certain funds managed by GSAM, which are almost entirely for the benefit of third-party investors, hold a less than 10% passive investment through the Petershill business in the general partner of Permira. Goldman Sachs earns management fees from the funds and accounts GSAM manages. Goldman Sachs’ Investment Banking Division, operating on the private side of Goldman Sachs’ information wall, does not have a direct investment in Zendesk, Permira, H&F or their respective affiliates. Stringent regulatory, informational and operational barriers separate the asset management business of GSAM from other units of Goldman Sachs, including its Investment Banking Division. Affiliates of Goldman Sachs also may have co-invested with Permira, H&F and their respective affiliates from time to time and may do so in the future.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement was first mailed to Zendesk’s stockholders on or about August 8, 2022. This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk’s stockholders for their consideration. Before making any voting decision, Zendesk’s stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Zendesk’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk’s website www.zendesk.com.

Participants in the Solicitation

Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk’s directors and executive officers is available in Zendesk’s proxy statement on Schedule 14A for the 2022 annual meeting of stockholders, which was filed with the SEC on July 11, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

 Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to the Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk’s business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk’s disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENDESK, INC.
(Registrant)

Date: September 9, 2022	By:	/s/ Shanti Ariker
Shanti Ariker
General Counsel, Corporate Secretary & Chief Privacy Officer